 Exhibit 99.1

For Immediate Release

LightPath Technologies Reports 119% Increase in Operating Income for Fiscal 2017 Second Quarter Financial Results

Revenues Increase 39%;
Efficiency programs continue to yield improvements in operating income and net income;
ISP Optics Acquisition Integration and Synergistic Growth Strategies on Track

ORLANDO, FL – February 14, 2017 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical and infrared components and high-level assemblies, today announced financial results for the fiscal 2017 second quarter ended December 31, 2016. As a result of the acquisition of ISP Optics Corporation (“ISP”) on December 21, 2016, the Company’s financial results include 10 days of operations for ISP.
Fiscal 2017 Second Quarter Highlights and Recent Developments:
●
Acquired ISP for a purchase price of approximately $18 million, subject to post-closing adjustments, which was funded through net proceeds from the issuance of 8 million shares of Class A common stock at a public offering price of $1.21 per share, an acquisition term loan of $5 million and a seller note of $6 million.
●
Revenue for the second quarter of fiscal 2017 increased 39% to $5.9 million, as compared to $4.2 million for the second quarter of fiscal 2016. Revenue for LightPath, excluding ISP revenue, increased 26%, compared to the second quarter of fiscal 2016.
●
Transaction expenses of $125,000 were incurred in the second quarter of fiscal 2017 in connection with the acquisition of ISP.
●
Total costs and expenses as a percentage of revenue continues to decline, improving to 33% in the second quarter of fiscal 2017, as compared to 41% in the second quarter last year, while research and development expenses increased to 5% of revenue compared to 4% in the same period of last year.
●
Operating income for the second quarter of fiscal 2017 was $1.3 million, an increase of 119% as compared to $609,000 for the second quarter of fiscal 2016.
●
Net income for the second quarter of fiscal 2017 was $1.1 million, as compared to a loss of ($536,000) for the second quarter of fiscal 2016.
●
EBITDA* for the second quarter of fiscal 2017 was approximately $1.6 million, as compared to a loss of approximately ($316,000) in the second quarter of fiscal 2016.
●
Adjusted EBITDA*, which excludes the non-cash income or expense related to the change in fair value of the Company’s warrant liability, was $1.4 million in the second quarter of fiscal 2017, an increase of 85% as compared with $739,000 in the second quarter of fiscal 2016.
●
12-month backlog, which includes ISP, was approximately $12.4 million at December 31, 2016, as compared to approximately $5.8 million at September 30, 2016 and $6.6 million at June 30, 2016.

*This press release includes references to earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, adjusted net income (loss), and gross margin, all of which are non-GAAP financial measures. A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. Our management believes that certain non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. A reconciliation of GAAP to non-GAAP results is provided in this press release in the accompanying tables. A more complete explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures”.
Management Comments

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, “On December 21, 2016 we closed on the acquisition of ISP, setting in motion a transformative event for LightPath. With the addition of ISP, we have positioned the Company for accelerated long-term growth in revenues and profitability with comprehensive capabilities at a time when our target markets are increasingly demanding infrared and optical components. Our financial results for the second quarter of fiscal 2017 only reflected the results of ISP for the ten-day period following the effective date of the acquisition;therefore we have not seen the full impact of its contributions. However, with only a ten-day impact from ISP, we reported significant growth in numerous operating performance metrics, including revenue and EBITDA. We achieved increases in quarterly revenue, operating income, net income, adjusted EBITDA, and 12-month backlog and cash balance. At the same time, we incurred acquisition expenses that partially diminished the impressive financial performance delivered in the period. Between our base business lines that have been progressing at a rapid pace, the acquisition of ISP and the cross-selling opportunities anticipated as a result of the ISP acquisition, we believe LightPath is poised for an exciting future.”

“LightPath’s base business was very strong for the second quarter of fiscal 2017, with continued strength from telecom, industrial tools and molded infrared business lines. Revenues increased 39% to the highest level of quarterly revenue in the Company’s recent history – this mark would have been achieved without the contribution from the ISP acquisition. The revenue growth reflects our ability to diversify our product lines and end markets, which we believe is one of our competitive strengths. The ISP acquisition has heightened our prominence in the market and the successful execution of our global marketing initiatives has led to our backlog at the end of the second quarter reaching nearly $12.4 million, another high for the Company. In addition, operating income, net income and adjusted EBITDA all significantly increased from the prior year period. We see no abatement to the trends experienced during the past three years of increased volume production and revenues on almost every year-over-year period as well as sequential quarter comparison. It is a testament to the excellence of our team that we were able to deliver this performance while focusing on completing the ISP acquisition. The addition of ISP strengthens our position and will further add to our growth and provide the basis for cross selling and other synergistic benefits.”

“Going forward, we anticipate ISP to materially contribute to our financial results. We expect significantly higher revenues, net income and cash flow on a consolidated basis. We also anticipate our gross margins to temporarily decline a few percentage points from the current level, until we are able to successfully integrate our high volume manufacturing practices with ISP’s business. Meanwhile, with the operational improvements in our business and access to a larger market with anticipated growth in revenues, we are excited by the prospects for increased operating income, net income and cash flow margins during the remainder of fiscal 2017 and longer term. In the immediate future, we expect that the Company’s adjusted EBITDA will be sufficient to cover the costs associated with the ISP acquisition, including normalized amortization of principal and interest payments on the acquisition term loan and sellers note, while simultaneously allowing for continued investment in product development and capital expenditures and increased working capital to support our growth strategies, all of which does not take into account the anticipated improvements in financial performance as a result of the acquisition of ISP.”

“LightPath’s long-term growth drivers include increasing demand in telecommunications, growth in industrial tools, government and military spending, and the commercialization of infrared products. From fully or partially autonomous cars to unmanned aerial systems to LIDAR (light imaging, detection and ranging) applications, our optical and infrared technologies are beneficiaries of some of the fastest growing trends impacting the industrial and consumer economies. These elements are critical catalysts for our business as we successfully execute our strategy to diversify our product lines and end markets.”

“We remain committed to investing in our products and processes that enable us to deliver high volumes of industry-leading quality lenses at comparatively low cost. Furthermore, ISP significantly accelerates our infrared capabilities. In turn, with a legacy of improving manufacturing yields, we are able to enhance our product portfolio while providing better value for our customers. LightPath has a proven track record of combining its proprietary technology and manufacturing efficiencies to open up new end market applications that stimulate volume demand increases. However large our addressable market is today as a highly diversified industrial technology component supplier, we believe we have become a far more formidable player that will benefit from the development of new demand creation to drive organic growth with the ability to strengthen our platform through opportunistic and accretive acquisitions.”
Financial Results for Three Months Ended December 31, 2016 Compared to the Three Months Ended December 31, 2015
Revenue for the second quarter of fiscal 2017 was approximately $5.9 million, an increase of approximately $1.6 million, or 39%, as compared to the same period of the prior fiscal year. The increase from the second quarter of the prior fiscal year is attributable to an 151% increase in revenues generated by sales of high volume precision molded optics (“HVPMO”) lenses, a 161% increase in revenues generated by infrared lenses, and a 32% increase in revenues generated by sales of low volume precision molded optics (“LVPMO”) lenses, partially offset by a 48% decrease in revenues from specialty products and a 66% decrease in revenues from non-recurring engineering (“NRE”) projects. The decrease in revenues generated by the specialty products group was due to the absence of approximately $358,000 of revenues generated in the second quarter of fiscal 2016 due to fiber collimator assemblies sold to a customer pursuant to a license agreement, which was not generated this period.

Gross margin in the second quarter of fiscal 2017 was $3.3 million, an increase of 40% as compared to $2.4 million in the prior year period. Gross margin as a percentage of revenue remained at 56%, compared to the second quarter of fiscal 2016. Total cost of sales was approximately $2.6 million for the second quarter of fiscal 2017, an increase of approximately $697,000 as compared to the same period of the prior fiscal year. The 37% increase in cost of sales favorably compares to the 39% increase in revenue to deliver the improved gross profit.

During the second quarter of fiscal 2017, total costs and expenses were approximately $2.0 million, an increase of approximately $212,000 compared to the same period of the prior fiscal year. The increase was primarily due to a $125,000 increase in expenses related to the acquisition of ISP and a $200,000 increase in wages, partially offset by a reduction of $113,000 in other expenses resulting from the Company’s continued emphasis on expense management. Consistent with its growth strategy and included in total costs and expenses, the Company increased its research and development expenses by 60% to $268,000 in the second quarter of fiscal 2017, compared to $168,000 in the previous year.

In the second quarter of fiscal 2017, the Company recognized non-cash income of approximately $247,000 related to the change in the fair value of warrants issued in connection with the June 2012 private placement. In the second quarter of fiscal 2016, the Company recognized non-cash expense of approximately $1.1 million related to the change in the fair value of these warrants. The applicable accounting rules for the warrant liability requires the recognition of either non-cash expense or non-cash income, which has a significant correlation to the change in the market value of the Company’s Class A common stock for the period being reported and the assumptions on when the warrants will be exercised. The likelihood of exercise increases as the expiration date of the warrant approaches. The warrants have a five-year life and will expire in December 2017. The fair value will be re-measured each reporting period until the warrants are exercised or expire.

Income tax expense was approximately $241,000 in the second quarter of fiscal 2017, an increase of $239,000 compared to the second quarter of fiscal 2016. Although the Company has net operating loss (“NOL”) carry forward benefits of $86 million against net income as reported on a consolidated basis in the United States, the NOL does not apply to taxable income from foreign subsidiaries. The increase in income tax expense in fiscal 2017 was primarily attributable to income taxes associated with LightPath’s Chinese subsidiaries and to a much lesser extent, income taxes attributable to ISP’s Latvian subsidiary. The Company extinguished all NOL carryforwards in China relating to its operations in that country during fiscal 2016. Accordingly, the Company now accrues income taxes in China during fiscal 2016. The Company’s Chinese subsidiaries are governed by the Income Tax Law of the People’s Republic of China, which is applicable to privately run and foreign invested enterprises, and which generally subjects such enterprises to a statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments. ISP’s Latvian subsidiary is governed by the Income Tax Law of Latvia, which is applicable to privately run and foreign invested enterprises, and which generally subjects such enterprises to a statutory rate of 15% on income reported in the statutory financial statements after appropriate tax adjustments.

Net income for the second quarter of fiscal 2017 was $1.1 million, or $0.07 per basic and $0.06 per diluted common share, which includes non-cash income of approximately $247,000, or $0.02 per basic and diluted common share, for the change in the fair value of the warrant liability, compared with net loss of approximately ($536,000), or ($0.04) per basic and diluted common share, which includes non-cash expense of approximately $1.1 million, or $0.07 per basic and diluted common share, for the change in the fair value of the warrant liability for the same period in fiscal 2016. Net income was affected by the increase in selling, general and administrative (“SG&A”) and new product development costs in the second quarter of fiscal 2017 as compared to the prior year period. Approximately 55% of the increase in SG&A was related to the acquisition of ISP.

Adjusted net income, which is adjusted for the effect of the non-cash change in the fair value of the warrant liability, increased by nearly 64% to approximately $851,000 in the second quarter of fiscal 2017, as compared to $520,000 in the same period of fiscal 2016.

The Company had foreign currency exchange expense in the second quarter of fiscal 2017 due to changes in the value of the Chinese Yuan and Euro in the amount of approximately $237,000, which had a $0.01 impact on basic and diluted earnings per share. This compares to foreign currency exchange income of $26,000, with no impact on income per share in the same period of the prior fiscal year.

Weighted-average basic and diluted common shares outstanding increased to 16,541,205 and 17,902,712, respectively, in the second quarter of fiscal 2017 from 15,250,146 and 15,250,146, respectively, in the second quarter of fiscal 2016. The increase was primarily due to shares of Class A common stock issued in connection with the acquisition of ISP, shares of Class A common stock issued under the 2014 Employee Stock Purchase Plan and shares of Class A common stock issued as a result of the exercises of stock options and warrants.

EBITDA for the second quarter of fiscal 2017 was approximately $1.6 million compared to a loss of approximately ($316,000) in the second quarter of fiscal 2016. The difference in EBITDA between periods was principally caused by increased revenues and operating income, partially offset by increased SG&A of which approximately $125,000 in costs was associated with the acquisition of ISP, and changes relating to non-cash income in the fair value of the June 2012 warrant liability. Adjusted EBITDA, which eliminates the non-cash income or expense related to the change in fair value of the June 2012 warrant liability, was approximately $1.4 million in the second quarter of fiscal 2017, an increase of 85% as compared with approximately $739,000 for the same period of the prior fiscal year.

Financial Results for Six Months Ended December 31, 2016 Compared to the Six Months Ended December 31, 2015
Revenue for the first half of fiscal 2017 was approximately $10.9 million, an increase of approximately $2.4 million, or 29%, as compared to the same period of the prior fiscal year. The increase from the first half of the prior fiscal year is attributable to an 115% increase in revenues generated by sales of HVPMO lenses, a 98% increase in revenues generated by infrared lenses, and a 24% increase in revenues generated by sales of LVPMO lenses, partially offset by a 41% decrease in revenues from specialty products and a 40% decrease in revenues from NRE projects. The decrease in revenues generated by the specialty products group was due to the absence of approximately $733,000 of revenues generated in the first half of fiscal 2016 due to fiber collimator assemblies sold to a customer pursuant to a license agreement, which was not generated this period.

Gross margin as a percentage of revenue in the first half of fiscal 2017 was 56%, compared to 55% in the first half of fiscal 2016. Gross profit in the first half of fiscal 2017 was $6.1 million, compared to $4.6 million in the prior year period, an increase of 33%. Total cost of sales was approximately $4.7 million for the first half of fiscal 2017, an increase of approximately $925,000 compared to the same period of the prior fiscal year. The 24% increase in cost of sales favorably compares to the 29% increase in revenue to deliver the improved gross margin.

During the first half of fiscal 2017, total costs and expenses were approximately $4.4 million, an increase of approximately $1.1 million compared to the same period of the prior fiscal year. The increase was primarily due to: (i) a $609,000 increase in expenses related to the acquisition of ISP, (ii) a $272,000 increase in wages, iii) a $96,000 increase in commissions due to higher sales, and iv) a $55,000 increase in materials for research and development projects.

In the first half of fiscal 2017, the Company recognized non-cash income of approximately $290,000 related to the change in the fair value of warrants issued in connection with the June 2012 private placement. In the first half of fiscal 2016, the Company recognized non-cash expense of approximately $687,000 related to the change in the fair value of these warrants. The applicable accounting rules for the warrant liability requires the recognition of either non-cash expense or non-cash income, which has a significant correlation to the change in the market value of our Class A common stock for the period being reported and the assumptions on when the warrants will be exercised. The likelihood of exercise increases as the expiration date of the warrant approaches. The warrants have a five-year life and will expire in December 2017. The fair value will be re-measured each reporting period until the warrants are exercised or expire.

Income tax expense was approximately $506,000 in the first half of fiscal 2017, an increase of $502,000 from the first half of fiscal 2016. Although the Company has NOL carry forward benefits of $86 million against net income as reported on a consolidated basis in the United States, the NOLs do not apply to taxable income from foreign subsidiaries. The increase in income tax expense in fiscal 2017 was primarily attributable to income taxes associated with LightPath’s Chinese subsidiaries and, to a lesser extent ISP’s Latvian subsidiary operations. The Company extinguished all NOL carryforwards in China during fiscal 2016. Accordingly, LightPath now accrues income taxes in China related to such operations. The Company’s Chinese subsidiaries are governed by the Income Tax Law of the People’s Republic of China, which is applicable to privately run and foreign invested enterprises, and which generally subjects such enterprises to a statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments. ISP’s Latvian subsidiary is governed by the Income Tax Law of Latvia, which is applicable to privately run and foreign invested enterprises, and which generally subjects such enterprises to a statutory rate of 15% on income reported in the statutory financial statements after appropriate tax adjustments.

Net income for the first half of fiscal 2017 was $1.2 million, or $0.08 per basic and $0.07 per diluted common share, which includes non-cash income of approximately $290,000, or $0.02 per basic and diluted common share, for the change in the fair value of the warrant liability, compared with net income of approximately $307,000, or $0.06 per basic and $0.05 per diluted common share, which includes non-cash expense of approximately $687,000, or $0.01 per basic and diluted common share, for the change in the fair value of the warrant liability for the same period in fiscal 2016.

Net income was affected by the increase in operating expenses in the first half of fiscal 2017 as compared to the prior year period, including higher SG&A and product development costs, and approximately $609,000 as a result of expenses incurred related to the acquisition of ISP.

Adjusted net income, which is adjusted for the effect of the non-cash change in the fair value of the warrant liability, and other non-cash expenses, was approximately $948,000 in the first half of fiscal 2017, as compared to $994,000 in the same period of fiscal 2016.

The Company had foreign currency exchange expense in the first half of fiscal 2017 due to changes in the value of the Chinese Yuan and Euro in the amount of approximately $272,000, which had a $0.02 impact on basic and diluted earnings per share. This compares to foreign currency exchange expense of $176,000, which had a $0.01 impact on income per share in the same period of the prior fiscal year.

Weighted-average basic and diluted common shares outstanding increased to 16,079,030 and 17,523,743, respectively, in the first half of fiscal 2017 from 15,244,747 and 16,594,759, respectively, in the first half of fiscal 2016. The increase was primarily due to shares of Class A common stock issued in connection with the acquisition of ISP, shares of Class A common stock issued under the 2014 Employee Stock Purchase Plan and shares of Class A common stock issued as a result of exercises of stock options and warrants.

EBITDA for the first half of fiscal 2017 was approximately $2.3 million compared to approximately $723,000 in the first half of fiscal 2016. The difference in EBITDA between periods was principally caused by increased revenues and operating income, the increase in SG&A costs which included approximately $609,000 as a result of expenses incurred related to the acquisition of ISP, and changes relating to non-cash income in the fair value of the June 2012 warrant liability. Adjusted EBITDA, which eliminates the non-cash income or expense related to the change in fair value of the June 2012 warrant liability, was approximately $2.0 million in the first half of fiscal 2017 as compared with approximately $1.4 million for the same period of the prior fiscal year.

Cash and cash equivalents totaled approximately $5.7 million as of December 31, 2016, a 95% increase from June 30, 2016. Cash flow provided by operations was approximately $1.1 million for the first six months of fiscal 2017, compared with $1.0 million in the prior year period. During the first half of fiscal 2017, the Company expended approximately $873,000 for capital equipment while growing its cash balance, as compared to $596,000 in the same period last year.

The current ratio as of December 31, 2016 was 3.3 to 1, compared to 3.5 to 1 as of June 30, 2016. Total stockholders’ equity as of December 31, 2016 was approximately $21.8 million, a 99% increase compared to approximately $10.9 million as of June 30, 2016, reflecting the Class A common stock public offering in December 2016 and accumulated net income.

As of December 31, 2016, the Company’s 12-month backlog was $12.4 million, compared to $6.6 million as of June 30, 2016, an increase of approximately 93%. This backlog increased $7.5 million due to the acquisition of ISP Optics.

*Use of Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, this press release includes references to EBITDA, adjusted EBITDA, adjusted net income (loss), and gross margin, all of which are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP, see the tables provided in this press release.

A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. LightPath’s management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze underlying business operations and understand performance. In addition, management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

The Company calculates EBITDA by adjusting net income (loss) to exclude net interest expense, income tax expense or benefit, depreciation, and amortization. Similarly, the Company calculates adjusted EBITDA by adjusting net income (loss) to exclude net interest expense, income tax expense or benefit depreciation, amortization, and the change in the fair value of the warrants issued in connection with the private placement in June 2012.

The fair value of the warrants issued in connection with the private placement in 2012 is re-measured each reporting period until the warrants are exercised or expire. Each reporting period, the change in the fair value of these warrants is either recognized as non-cash expense or non-cash income. The change in the fair value of the warrants has a significant correlation to the change in the market value of the Company’s Class A common stock for the period being reported and is not impacted by actual operations during such period. Management believes that by excluding the change in the fair value of these warrants enhances the ability of investors to analyze and better understand the underlying business operations and performance.

The Company calculates adjusted net income by adjusting net income (loss) to exclude the change in the fair value of the warrants issued in connection with the private placement in June 2012.

LightPath calculates gross margin by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP financial measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates cost structure and provides funds for total costs and expenses. The Company uses gross margin in measuring the performance of its business and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Investor Conference Call and Webcast Details:

LightPath will host an audio conference call and webcast on Monday, February 14 at 4:30 p.m. ET to discuss its financial and operational performance for the fiscal 2017 second quarter ended December 31, 2016.

Date: Tuesday, February 14, 2017
Time: 4:30 PM (ET)
Dial-in Number: 1-877-317-2514
International Dial-in Number: 1-412-317-2514
Webcast: http://services.choruscall.com/links/lpth170214.html

Participants should dial-in or log-on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through February 28, 2017. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID # 10100893.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) provides optics and photonics solutions for the industrial, defense, telecommunications, testing and measurement, and medical industries. LightPath designs, manufactures, and distributes optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and gradient index GRADIUM® lenses. LightPath also offers custom optical assemblies, including full engineering design support. For more information, visit www.lightpath.com.

Forward-Looking Statements

This release includes statements that constitute “forward-looking statements” within the meaning of federal securities laws, which are statements other than historical facts and that frequently use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,”“should,” “strategy,” “target,” “will” and similar words. All forward-looking statements speak only as of the date of this release. Although the Company believes that the plans, intentions, and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions, or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such statements. This release contains certain forward-looking statements that are based on current plans and expectations and are subject to various risks and uncertainties. LightPath’s business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect results, and are often beyond our control. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company’s public filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, the Company does not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Jim Gaynor, President & CEO	Dorothy Cipolla, CFO	Jordan Darrow
LightPath Technologies, Inc.	LightPath Technologies, Inc.	Darrow Associates, Inc.
Tel: 407-382-4003	Tel: 407-382-4003 x305	Tel: 512-551-9296
jgaynor@lightpath.com	dcipolla@lightpath.com	jdarrow@darrowir.com
Web: www.lightpath.com	Web: www.lightpath.com	Web:www.darrowir.com

(tables follow)

 LIGHTPATH TECHNOLOGIES, INC.
Consolidated Balance Sheets
(unaudited)

	December 31,	June 30,
Assets	2016	2016
Current assets:
Cash and cash equivalents	$5,681,109	$2,908,024
Trade accounts receivable, net of allowance of $6,761 and $4,598	5,594,409	3,545,871
Inventories, net	5,004,957	3,836,809
Other receivables	528,800	209,172
Prepaid expenses and other assets	353,554	652,308
Total current assets	17,162,829	11,152,184

Property and equipment, net	9,510,052	4,370,045
Intangible assets, net	10,759,000	—
Goodwill	1,227,752	—
Other assets	152,323	66,964
Total assets	$38,811,956	$15,589,193
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,709,171	$1,361,914
Accrued liabilities	924,947	328,144
Accrued payroll and benefits	1,476,457	1,356,255
Deferred revenue	198,863	—
Loans payable, current portion	555,556	—
Capital lease obligation, current portion	240,629	166,454
Total current liabilities	5,105,623	3,212,767

Capital lease obligation, less current portion	244,667	178,919
Deferred rent	493,540	548,202
Warrant liability	342,231	717,393
Loans payable, less current portion	10,827,779	—
Total liabilities	17,013,840	4,657,281

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting;
100,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting;
34,500,000 shares authorized; 23,726,787 and 15,590,945
shares issued and outstanding	237,268	155,909
Additional paid-in capital	224,133,117	214,661,617
Accumulated other comprehensive income	201,290	126,108
Accumulated deficit	(202,773,559)	(204,011,722)
Total stockholders’ equity	21,798,116	10,931,912
Total liabilities and stockholders’ equity	$38,811,956	$15,589,193

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Comprehensive Income (Loss)
(unaudited)

	Three months ended		Six months ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenue, net	$5,869,837	$4,236,331	$10,870,066	$8,426,661
Cost of sales	2,573,380	1,876,331	4,739,861	3,815,093
Gross margin	3,296,457	2,360,000	6,130,205	4,611,568
Operating expenses:
Selling, general and administrative	1,695,881	1,571,321	3,860,943	3,009,913
New product development	267,527	168,067	545,545	316,413
Loss on disposal of property and equipment	—	11,876	—	11,876
Total costs and expenses	1,963,408	1,751,264	4,406,488	3,338,202
Operating income	1,333,049	608,736	1,723,717	1,273,366
Other income (expense):
Interest expense	(6,252)	(8,942)	(13,193)	(21,813)
Change in fair value of warrant liability	246,885	(1,055,179)	290,385	(687,065)
Other income (expense), net	(235,389)	(78,170)	(256,920)	(253,014)
Total other income (expense), net	5,244	(1,142,291)	20,272	(961,892)
Net income (loss) before income taxes	1,338,293	(533,555)	1,743,989	311,474
Income taxes	240,626	2,028	505,826	4,084
Net income (loss)	$1,097,667	$(535,583)	$1,238,163	$307,390
Earnings (loss) per common share (basic)	$0.07	$(0.04)	$0.08	$0.02
Number of shares used in per share calculation (basic)	16,541,205	15,250,146	16,079,030	15,244,747

Earnings (loss) per common share (diluted)	$0.06	$(0.04)	$0.07	$0.02
Number of shares used in per share calculation (diluted)	17,902,712	15,250,146	17,523,743	16,594,759

Foreign currency translation adjustment	43,629	8,848	75,182	20,923
Comprehensive income (loss)	$1,141,296	$(526,735)	$1,313,345	$328,313

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Cash Flows
(unaudited)

	Six months ended
	December 31,
	2016	2015
Cash flows from operating activities
Net income	$1,238,163	$307,390
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	518,596	389,652
Loss on disposal of property and equipment	—	11,876
Stock based compensation	211,001	174,588
Provision for doubtful accounts receivable	(29,009)	(289)
Change in fair value of warrant liability	(290,385)	687,065
Deferred rent	(54,662)	72,546
Inventory write-offs to reserve	44,651	—
Deferred tax expense	(40,000)	—
Changes in operating assets and liabilities:
Trade accounts receivables	(950,145)	40,438
Other receivables	94,432	64,048
Inventories	(157,254)	(331,414)
Prepaid expenses and other assets	403,928	(137,279)
Accounts payable and accrued liabilities	584,365	(232,585)
Deferred revenue	(31,543)	—
Net cash provided by operating activities	1,542,138	1,046,036

Cash flows from investing activities
Purchase of property and equipment	(873,220)	(596,072)
Proceeds from sale of equipment	—	5,916
Acquisition of ISP Optics, net of cash acquired	(11,777,336)	—
Net cash used in investing activities	(12,650,556)	(590,156)

Cash flows from financing activities
Proceeds from exercise of stock options	—	2,808
Proceeds from sale of common stock from employee stock purchase plan	9,598	8,228
Loan costs	(72,224)	—
Borrowings on loan payable	5,000,000	—
Proceeds from issuance of common stock under public equity placement	8,731,850	—
Proceeds from exercise of warrants, net of costs	162,868	27,632
Net payments on loan payable	—	(32,216)
Payments on capital lease obligations	(90,077)	(62,764)
Net cash provided by (used in) financing activities	13,742,015	(56,312)
Effect of exchange rate on cash and cash equivalents	139,488	459,565
Change in cash and cash equivalents	2,773,085	859,133
Cash and cash equivalents, beginning of period	2,908,024	1,643,920
Cash and cash equivalents, end of period	$5,681,109	$2,503,053

Supplemental disclosure of cash flow information:
Interest paid in cash	$13,193	$21,813
Income taxes paid	$113,804	$4,084
Supplemental disclosure of non-cash investing & financing activities:
Purchase of equipment through capital lease arrangements	$230,000	$-
Reclassification of warrant liability upon exercise	$84,777	$-
Derecognition of liability associated with stock option grants	$352,765	$143,125
Seller note issued to acquire ISP Optics, at fair value	$6,455,559	$-

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statement of Stockholders' Equity
Six months ended December 31, 2016
(unaudited)

				Accumulated
	Class A		Additional	Other		Total
	Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity
Balances at June 30, 2016	15,590,945	$155,909	$214,661,617	$126,108	$(204,011,722)	$10,931,912
Issuance of common stock for:
Exercise of warrants	130,294	1,304	161,564	—	—	162,868
Employee Stock Purchase Plan	5,548	55	9,543	—	—	9,598
Public equity placement, net of costs	8,000,000	80,000	8,651,850	—	—	8,731,850
Reclassification of warrant liability upon exercise	—	—	84,777	—	—	84,777
Stock based compensation on stock options & RSU	—	—	563,766	—	—	563,766
Foreign currency translation adjustment	—	—	—	75,182	—	75,182
Net income	—	—	—	—	1,238,163	1,238,163
Balances at December 31, 2016	23,726,787	$237,268	$224,133,117	$201,290	$(202,773,559)	$21,798,116

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

	(Unaudited)		(Unaudited)
	Three months ended:		Year ended:
	Dec. 31, 2016	Dec. 31, 2015	Dec. 31, 2016	Dec. 31, 2015
Net income (loss)	$1,097,667	$(535,583)	$1,238,163	$307,390
Change in fair value of warrant liability	(246,885)	1,055,179	(290,385)	687,065
Adjusted net income	$850,782	$519,596	$947,778	$994,455
% of revenue	14%	12%	9%	12%

	(Unaudited)		(Unaudited)
	Three months ended:		Six months ended:
	Dec. 31, 2016	Dec. 31, 2015	Dec. 31, 2016	Dec. 31, 2015
Net income (loss)	$1,097,667	$(535,583)	$1,238,163	$307,390
Depreciation and amortization	269,131	208,450	518,596	389,652
Income taxes	240,626	2,028	505,826	4,084
Interest expense	6,252	8,942	13,193	21,812
EBITDA	$1,613,676	$(316,163)	$2,275,778	$722,938
Change in fair value of warrant liability	(246,885)	1,055,179	(290,385)	687,065
Adjusted EBITDA	$1,366,791	$739,016	$1,985,393	$1,410,003
% of revenue	23%	17%	18%	17%